CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 29, 2021, relating to the financial statements and financial highlights of Main Sector Rotation ETF and Main Thematic Innovation ETF, each a series of Northern Lights Fund Trust IV, for the period ended October 31, 2021, and to the references to our firm under the headings “Fund Service Providers”, “Financial Highlights”, and “Independent Registered Public Accounting Firm” in the Prospectus and “Policies and Procedures for Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin February 24, 2022

C O H E N & C O M P A N Y , L T D ..

800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board